Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-158448) of Daybreak Oil and Gas, Inc. of our report dated May 26, 2011 related to the financial statements of Daybreak Oil and Gas, Inc. as of and for the years ended February 28, 2011 and 2010.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

May 26, 2011